Exhibit - 5.0

Bingham McCutchen LLP
150 Federal Street
Boston, MA 02110-1726

July 11, 2006

Access Pharmaceuticals, Inc.
2600 Stemmons Freeway, Suite 176
Dallas, TX 75207

Re:   Registration Statement on Form S-1

Dear Ladies and Gentlemen:

We have acted as counsel to Access Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1(the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

The Registration Statement covers the registration of a total of 9,298,170 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issued or issuable to the selling shareholders listed in the Registration Statement (the “Selling Shareholders”). 86,083 of such shares are currently outstanding shares of Common Stock (the “Outstanding Shares”), 3,863,634 of such shares of Common Stock are issuable to certain Selling Shareholders upon the exercise of warrants (the “Warrants”) to purchase shares of Common Stock (the “Warrant Shares”) and 5,348,453 of such shares of Common Stock are issuable to certain Selling Shareholders upon the conversion of convertible notes (the “Notes”) into Common Stock (the “Note Shares” and together with the Outstanding Shares and Warrant Shares the “Common Shares”).

As counsel, we have reviewed certain corporate proceedings of the Company with respect to the authorization of the issuance of the Common Shares. We have also examined and relied upon originals or copies of such corporate records, instruments, agreements or other documents of the Company, and certificates of officers of the Company as to certain factual matters, and have made such investigation of law and have discussed with officers and representatives for the Company such questions of fact, as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examinations, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purpose of this opinion. This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions

Access Pharmaceuticals, Inc.
July 11, 2006

interpreting those laws, and we express no opinion as to the laws of any other jurisdiction. Our opinion is based on these laws as in effect on the date hereof.

Based upon and subject to the foregoing, we are of the opinion that

1.                 The Outstanding Shares have been duly authorized, validly issued, fully paid and are non assessable.

2.                 The Warrant Shares have been duly authorized, and when the Warrant Shares are issued, delivered and paid for upon exercise of the Warrants and in accordance with the terms of the Warrants, will be validly issued, fully paid and non assessable.

3.                 The Note Shares have been duly authorized, and when the Note Shares are issued and delivered upon conversion of the Notes and in accordance with the terms of the Notes, will be validly issued, fully paid and non assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and the reference to us under the heading “Legal Matters” in the related Prospectus.

Sincerely yours,

/s/ Bingham McCutchen LLP

BINGHAM McCUTCHEN LLP